Filed Pursuant to Rule 424(b)(3)

Registration Number 333-141151

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated March 8, 2007 and Prospectus Supplement dated March 22, 2007)

$300,000,000

Alliant Techsystems Inc.

This prospectus supplement supplements information contained in the prospectus dated March 8, 2007 and the prospectus supplement filed March 22, 2007 covering the resale by the selling securityholders of our 2.75% Convertible Senior Subordinated Notes due 2011, which we refer to as the notes, and the ATK common shares issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the notes are set forth in the prospectus.

Investing in the notes and our common shares involves risks. See “Risk Factors” beginning on page 8 of the prospectus dated March 8, 2007.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 17, 2007

SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

The table below supplements or amends the tables of securityholders contained on pages 70 through 75 of the prospectus dated March 8, 2007 and pages S-1 and S-2 of the prospectus supplement dated March 22, 2007.  Where the name of a selling securityholder identified in the table below also appears in the table in a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the previous prospectus supplement.  This information was furnished to us by the selling securityholders listed below on or before April 17, 2007.  Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

Name	Aggregate Principal Amount at Maturity of Notes that May be Sold	Percentage of Notes Outstanding	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Underlying the Notes and Offered Hereby (2)
Calamos Convertible Fund — Calamos Investment Trust	5,500,000	1.83%	—	56,989
Class C Trading Company Ltd.	1,250,000	*	—	12,952
Della Camera Capital Master Fund Ltd.	1,300,000	*	—	13,470
Elite Classic Convertible Arbitrage Ltd.	300,000	*	—	3,109
JP Morgan Securities Inc.	10,000,000	3.33%	—	103,617
KBC Financial Products USA Inc.	5,500,000	1.83%	—	56,989
Linden Capital LP	5,000,000	1.67%	—	51,809
Munson Medical Center Retirement Plan	155,000	*	—	1,606
Munson2 Healthcare Board Designated Operating Fund	175,000	*	—	1,813
Oakwood Healthcare Inc. Funded Depreciation	150,000	*	—	1,554
Oakwood Healthcare Inc — OHP	10,000	*	—	104
Oakwood Healthcare Inc. Pension	185,000	*	—	1,917
Platinum Grove Contingent Capital Master Fund	12,500,000	4.17%	—	129,521
Radcliffe SPC Ltd.	14,000	*	—	145
The Salvation Army — Eastern Territory	100,000	*	—	1,036
SCI Endowment Common Trust Fund — Sun Trust Bank	55,000	*	—	570
Xavex Convertible Arbitrage 10 Fund	590,000	*	—	6,113

*                                         Less than one percent (1%).

(1)                                  Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act.  Excludes ATK common shares issuable upon conversion of the holder’s notes.

(2)                                  Assumes conversion of all of the holder’s notes at a conversion rate of 10.3617 ATK common shares per $1,000 principal amount of notes and that such conversion amount is not paid in cash.  This conversion rate is subject to

S-1

adjustment as described under “Conversion Rate Adjustments” in the prospectus dated March 8, 2007.  As a result, the number of ATK common shares, if any, issuable upon conversion of the notes may increase or decrease in the future.

S-2